Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT
THIS SEPARATION AND DISTRIBUTION AGREEMENT (the “Agreement”) is made and entered into effective as of ______, 2013 (the “Effective Date”), by and between SPECTRUM GROUP INTERNATIONAL, INC., a Delaware corporation (“SGI”) and A-MARK PRECIOUS METALS, INC., a [Delaware] corporation and a wholly-owned subsidiary of SGI (“A-Mark”). Capitalized terms used and not otherwise defined in this Agreement shall have the meaning set forth in Article 1 of this Agreement.
RECITALS
WHEREAS, SGI has determined that it would be appropriate, desirable and in the best interests of SGI and SGI's stockholders to separate the A-Mark Business (as defined below) from the SGI Business; and
WHEREAS, in order to effect the separation of the A-Mark Business from SGI, SGI desires to transfer and distribute all of the issued and outstanding shares of A-Mark (the “A‑Mark Common Stock”), to the holders of shares of SGI Common Stock (the “Distribution”); and
WHEREAS, it is intended that the Distribution will qualify as a tax free “reorganization” for U.S. federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) of the Code, and that this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” under Section 368 of the Code; and
WHEREAS, concurrently with the execution and delivery of the Agreement, SGI and A‑Mark are entering into certain Ancillary Agreements (as defined below) relating to the Distribution and the relationship of the Parties thereafter.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
The following terms, as used in this Agreement, have the following meanings:
“AAA” has the meaning set forth in Section 6.3(a) of this Agreement.

“A-Mark Business” means the business or operations of the A-Mark Group.

“A-Mark Bylaws” has the meaning set forth in Section 2.2(d) of this Agreement.

“A-Mark Certificate of Incorporation” has the meaning set forth in Section 2.2(d) of this Agreement.
“A-Mark Common Stock” has the meaning set forth in the Recitals to this Agreement.

“A-Mark Group” means A-Mark, and each Subsidiary of A-Mark as of the Effective Date, including without limitation Collateral Finance Corporation, a Delaware corporation and Transcontinental Depository Services, LLC, a Delaware limited liability company.

“A-Mark Indemnified Parties” has the meaning set forth in Section 5.2 of this Agreement.

“A-Mark Transfer Agent” means American Stock Transfer & Trust Company LLC, the transfer agent and registrar for the A-Mark Common Stock.

“Action” means any suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person.

“Affiliate” of any specified Person means any other Person directly or indirectly “controlling,” “controlled by,” or “under common control with” (within the meaning of the Securities Act), such specified Person; provided, however, that for purposes of this Agreement, unless this Agreement expressly provides otherwise, the determination of whether a Person is an Affiliate of another Person will be made assuming that no member of the SGI Group is an Affiliate of any member of the A-Mark Group.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” means each of the Tax Separation Agreement, and the Secondment Agreement, including any exhibits, schedules, attachments, tables or other appendices thereto, and each agreement and other instrument contemplated herein or therein.

“Annual Financial Statements” means the financial statements for the year ended June 30, 2014.

“Annual Reports” has the meaning set forth in Section 3.7(c) of this Agreement.

“Applicable Law” means any applicable law, statute, rule or regulation of any Governmental Authority, or any outstanding order, judgment, injunction, ruling or decree by any Governmental Authority.

“Assets” means all properties, rights, contracts, leases and claims, of every kind and description, wherever located, whether tangible or intangible, and whether real, personal or mixed.

“Audited Party” has the meaning set forth in Section 3.7(b) of this Agreement.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in New York are authorized or obligated by law or executive order to close.

“Claim Notice” has the meaning set forth in Section 5.3(a) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all business or operational information concerning a Party and/or its subsidiaries (including (i) earnings reports and forecasts, (ii) macro-economic reports and forecasts, (iii) business and strategic plans, (iv) general market evaluations and surveys, (v) litigation presentations and risk assessments, (vi) budgets, (vii) financing and credit-related information, (viii) specifications, ideas and concepts for products and services, (ix) quality assurance policies, procedures and specifications, (x) customer information, (xi) Software, (xii) training materials and information, and (xiii) all other know-how, methodology, procedures, techniques and trade secrets related to design, development and operational processes) which, prior to or following the Effective Time, has been disclosed by a Party or its subsidiaries to the other Party or its subsidiaries, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other (except to the extent that such information can be shown to have been (i) in the public domain through no action of such Party or its subsidiaries, (ii) lawfully acquired from other sources by such Party or its subsidiaries to which it was furnished or (iii) independently developed by such Party or its subsidiaries; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations).

“Contract” means any contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding on any Person or any part of its property under Applicable Law, including all claims or rights against any Person, choses in action and similar rights, whether accrued or contingent with respect to any such contract, agreement, lease, purchase and/or commitment, license, consensual obligation, promise or undertaking, but excluding this Agreement and any Ancillary Agreement, save as otherwise expressly provided in this Agreement or in any Ancillary Agreement.

“Controlling Party” has the meaning set forth in Section 5.3(d)(ii) of this Agreement.
“Covered Subsidiary” means a corporation or other legal entity controlled or owned, directly or indirectly, by SGI, that satisfies the definition of “Subsidiary” under a SGI insurance policy.
“Damages” means all losses, claims, demands, damages, Liabilities, judgments, dues, penalties, assessments, fines (civil, criminal or administrative), costs, liens, forfeitures, settlements, fees or expenses (including reasonable attorneys' fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending a claim or Action), of any nature or kind, whether or not the same would properly be reflected on any financial statements or the footnotes thereto.
“Disclosing Party” has the meaning set forth in Section 3.2 of this Agreement.
“Dispute” has the meaning set forth in Section 6.2(a) of this Agreement.
“Dispute Notice” has the meaning set forth in Section 6.2(a) of this Agreement.
“Distribution” has the meaning set forth in the Recitals to this Agreement.
“Distribution Agent” means American Stock Transfer and Trust Company, New York, NY.
“Distribution Date” means the date on which the Distribution occurs.
“Distribution Tax Treatment” has the meaning set forth in the Tax Separation Agreement.
“Effective Date” has the meaning set forth in the preamble to this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder.
“GAAP” means U.S. generally accepted accounting principles, consistently applied.
“Governmental Authority” means any U.S. or non-U.S. federal, state, local, foreign or international court, arbitration or mediation tribunal, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.
“Group” means either the SGI Group or the A-Mark Group, as the context may require.

“Indemnified Party” has the meaning set forth in Section 5.3(a) of this Agreement.
“Indemnifying Party” has the meaning set forth in Section 5.3(a) of this Agreement.
“Insured” has the meaning set forth in SGI's applicable insurance policies in effect for the relevant period. By way of example and not limitation, the term is defined to include the Organization and any Insured Person, as set forth in SGI's directors' and officers' policy issued by U.S. Specialty Insurance Company, Policy No. 14-MGU-12-A28024.
“Inter-Group Indebtedness” means indebtedness for borrowed funds between a member of the SGI Group and a member of the A-Mark Group as set forth in the SGI books and records.
“IRS” means the United States Internal Revenue Service.
“Liabilities” means debts, liabilities (including environmental liabilities), guarantees, assurances, commitments and obligations of any nature or description, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of (i) any Contract, Action, tort based theory or any other legal theory or (ii) any act or failure to act by any past or present Representative, whether or not such act or failure to act was within such Representative's authority), and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.
“Litigation Matters” means (i) any Action, and (ii) any internal business investigation.

“NASDAQ” means The NASDAQ Global Select Market.

“Non-controlling Party” has the meaning set forth in Section 5.3(d)(ii) of this Agreement.

“Other Party's Auditor” has the meaning set forth in Section 3.7(b) of this Agreement.

“Owning Party” has the meaning set forth in Section 3.2 of this Agreement.

“Party” means either SGI, on behalf of itself and all other members of the SGI Group, or A-Mark, on behalf of itself and all other members of the A-Mark Group, as the context may require.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity or any department, agency or political subdivision thereof.

“Policies” means insurance policies and insurance agreements or arrangements of any kind (other than life and benefits policies, agreements or arrangements), including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, business interruption, workers’ compensation and employee dishonesty insurance policies, bonds and self-insurance company arrangements, together with the rights, benefits and privileges thereunder.

“Possessor” has the meaning set forth in Section 3.3 of this Agreement.

“Post-Distribution Date Wrongful Acts” means Wrongful Acts that occur on or after the Distribution Date.

“Pre-Distribution Date Wrongful Acts” means Wrongful Acts that occur prior to the Distribution Date.

“Privilege” has the meaning set forth in Section 3.9(a) of this Agreement.

“Privileged Information” has the meaning set forth in Section 3.9(a) of this Agreement.

“Prospectus” means the Prospectus filed in connection with the Registration Statement.

“Record Date” means the close of business on the date to be determined by the SGI board of directors as the record date for determining the stockholders of SGI entitled to receive shares of A-Mark Common Stock pursuant to the Distribution.

“Registration Statement” has the meaning set forth in Section 2.3(c) of this Agreement.

“Representatives” means, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

“Requestor” has the meaning set forth in Section 3.3(d) of this Agreement.

“Response” has the meaning set forth in Section 6.2(a) of this Agreement.

“Restricted Information” has the meaning set forth in Section 3.3 of this Agreement.

“Retention Period” has the meaning set forth in Section 3.4 of this Agreement.

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Secondment Agreement” means that certain Secondment Agreement entered into by and among SGI and A-Mark effective as of the Distribution Date, as may be amended from time to time.

“Senior Party Representative” has the meaning set forth in Section 6.2(a) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder.

“SGI” has the meaning set forth in the preamble to this Agreement.

“SGI Business” means the businesses or operations of the SGI Group other than the A-Mark Business.

“SGI Common Stock” means the common stock, [par value $0.01] per share, of SGI.

“SGI Group” means SGI and each Person that is or becomes an Affiliate of SGI, including without limitation, Stack's-Bowers Numismatics, LLC, a Delaware limited liability company (other than any member of the A-Mark Group).

“SGI Indemnified Parties” has the meaning set forth in Section 5.1 of this Agreement.

“SGI Liabilities” means the Liabilities of SGI.

“Software” means all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials related to any of the foregoing.

“Subsidiary” means with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members to the board of directors or similar governing body; provided, however, that unless the context otherwise requires, references to Subsidiaries of SGI will not include the entities that will be transferred to A-Mark or any other member of the A-Mark Group pursuant to this Agreement, whether the transfer of such entities occurs prior to or after the Effective Date.

“Tax” and “Taxes” have the meanings set forth in the Tax Separation Agreement.

“Tax Advisor” has the meaning set forth in the Tax Separation Agreement.

“Tax Separation Agreement” means that certain Tax Separation Agreement entered into by and among SGI and A-Mark effective as of the Effective Date, as may be amended from time to time.

“Third-Party Claim” has the meaning set forth in Section 5.3(d)(i) of this Agreement.

“Wrongful Act” has the meaning set forth in SGI's applicable insurance policies in effect for the relevant period. By way of example and not limitation, the term is defined in SGI's directors and officers policy issued by U.S. Specialty Insurance Company, Policy No. 14-MGU-12-A28024 to include “(a) any error, misstatement, misleading statement, act, omission, neglect, or breach of duty committed, attempted, or allegedly committed or attempted by an Insured Person in his or her Insured Capacity, or for purposes of coverage under the Insuring Clause, relating to securities claims against the organization, by the Organization, or (b) any other matter claimed against an Insured Person solely by reason of his or her serving in an Insured Capacity.” The Parties acknowledge that any determination as to the treatment of a particular matter under any such insurance policy (i.e., whether a particular matter would be covered by such policy or not) will not affect, reduce or otherwise be construed as a limitation of the scope of this definition.
ARTICLE 2
THE DISTRIBUTION

Section 2.1 The Distribution. SGI intends to consummate the Distribution in the [first quarter of 2014]. SGI will, in its sole and absolute discretion, determine the date of the consummation of the Distribution and all terms of the Distribution, including without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, SGI may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of the Distribution. A-Mark shall cooperate with SGI in all respects to accomplish the Distribution and shall, at SGI's direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, without limitation, to the extent necessary, the registration under the Securities Act and the Exchange Act of the A-Mark Common Stock on an appropriate registration form or forms to be designated by SGI. SGI will select any distribution agent(s) and investment banker(s) in connection with the Distribution, as well as any financial printer and financial, legal, accounting and other advisors for the Distribution; provided, however, that nothing in this Agreement shall prohibit A-Mark from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution.

Section 2.2 Actions Prior to the Distribution. In furtherance of consummating the Distribution, SGI (subject to its rights of termination set forth in this Agreement) and A-Mark shall take the following actions:

(a) SGI and A-Mark shall prepare and SGI shall mail at its expense, prior to any Distribution Date, the Prospectus to the holders of SGI Common Stock. SGI and A-Mark shall prepare, and A-Mark shall, to the extent required by Applicable Law, file with the SEC any such documentation that SGI determines is necessary or desirable to effect the Distribution, and SGI and A-Mark shall each use its commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Without limiting the foregoing, SGI and A-Mark shall cooperate to respond to any oral or written comments issued by the SEC in connection with the foregoing on a timely basis.

(b) A-Mark and SGI shall each use commercially reasonable efforts to take all necessary or desirable actions to the extent required under applicable state securities and blue sky laws in connection with the Distribution.

(c) A-Mark shall prepare, file and use commercially reasonable efforts to make effective, an application for listing of the A-Mark Common Stock to be distributed in the Distribution on NASDAQ, subject to official notice of issuance.

(d) SGI and A-Mark shall each take all necessary action to cause the adoption by A-Mark of a Certificate of Incorporation of A-Mark (the “A-Mark Certificate of Incorporation”) and the Amended and Restated Bylaws of A-Mark (the “A-Mark Bylaws”), as reasonably approved by A-Mark and SGI; and A-Mark shall file the A-Mark Certificate of Incorporation with the Secretary of State of the State of Delaware.

(e) SGI shall enter into an agreement with the Distribution Agent in connection with the Distribution.

(f) At or prior to the Distribution Date, SGI and A-Mark shall take all actions as may be necessary to approve the stock-based employee benefit plans of A-Mark in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of NASDAQ.

(g) Each of A-Mark and SGI shall take all reasonable steps necessary or desirable to cause the conditions set forth in Section 2.3 to be satisfied and to effect the Distribution, on or after December 31, 2013.

Section 2.3 Conditions to Distribution. The consummation of the Distribution will be subject to the satisfaction, or waiver by SGI in its sole and absolute discretion, of the following conditions:

(a) The SGI board of directors has authorized and approved the Distribution and related transactions and declared a dividend of A-Mark Common Stock to SGI stockholders;
(b) The Tax Separation Agreement between A-Mark and SGI has been duly executed and delivered;

(c)     The Securities and Exchange Commission has declared effective the A-Mark Registration Statement on Form S-1 (“Registration Statement”), under the Securities Act, no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or threatened by the SEC;

(d) The A-Mark Common Stock has been accepted for listing on the NASDAQ Global Select Market, subject to official notice of issuance;

(e) SGI has received the written opinion of its counsel, in form and substance reasonably acceptable to SGI, to the effect that the Distribution will qualify as a tax-free transaction under Section 355 of the Internal Revenue Code, and that for U.S. federal income tax purposes, (i) no gain or loss will be recognized by SGI upon the distribution of the A-Mark Common Stock in the Distribution, and (ii) no gain or loss will be recognized by, and no amount will be included in the income of, holders of SGI Common Stock upon the receipt of shares of the A-Mark Common Stock in the Distribution;

(f) SGI has received a written solvency opinion from a financial advisor, in form and substance acceptable to the SGI, regarding the effect of the Distribution and related transactions;

(g) There is no order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution, and no other event outside the control of SGI has occurred or failed to occur that prevents the consummation of the Distribution;

(h) No other events or developments have occurred prior to the Distribution that, in the judgment of the board of directors of SGI, would result in the Distribution having a material adverse effect on SGI or the stockholders of SGI.

(i) The Prospectus has been made available to the holders of SGI Common Stock as of the Record Date;

(j) The individuals listed in the Prospectus as members of the A-Mark post-Distribution board of directors have been duly elected, so that they will be the members of the A-Mark board of directors immediately after the Distribution;

(k) Each individual who is an officer or director of SGI immediately prior to the Distribution, and who will be an officer or director of A-Mark immediately after the Distribution, has tendered to SGI his or her resignation, effective upon the deregistration of the SGI shares under the Securities Exchange Act, other than Gregory N. Roberts, who will remain an officer and director of SGI, and Carol Meltzer, who will remain an officer and will become a director of SGI (however, Mr. Roberts and Ms. Meltzer will be employees of A-Mark and will not be employees of SGI); and

(l) The A-Mark Certificate of Incorporation and A-Mark Bylaws, each in substantially the form filed as an exhibit to the Registration Statement, will be in effect.

The fulfillment of these conditions shall not create any obligation on the part of SGI to effect the Distribution. Even if all the conditions are satisfied, at any time prior to the Distribution, the board of directors of SGI may determine, in its sole discretion, that the Distribution is not in the best interests of SGI or its shareholders, or that market conditions are such that it is not advisable to effect the Distribution, or it may determine to abandon the Distribution for another reason. In addition, SGI may at any time until the Distribution decide to modify or change the terms of the Distribution, including by delaying the timing of the consummation of the Distribution.
Section 2.4 Certain Shareholder Matters.

(a) Subject to Section 2.3 and Section 2.4(c) hereof, on or prior to the Distribution Date, SGI shall deliver to the Distribution Agent for the benefit of holders of record of SGI Common Stock on the Record Date, the stock certificates, endorsed by SGI in blank, representing all of the outstanding shares of A-Mark Common Stock then owned by SGI, and SGI shall instruct the Distribution Agent to deliver to the A-Mark Transfer Agent true, correct and complete copies of the stock and transfer records reflecting the holders of SGI Common Stock entitled to receive shares of A-Mark Common Stock in connection with the Distribution. SGI shall instruct the Distribution Agent to distribute electronically on the Distribution Date or as soon as reasonably practicable thereafter the appropriate number of shares of A-Mark Common Stock to each such holder or designated transferee(s) of such holder by way of direct registration in book-entry form, or in accordance with the practices and procedures of the Depository Trust Company, as appropriate. SGI shall cooperate, and shall instruct the Distribution Agent to cooperate, with A-Mark and the A-Mark Transfer Agent, and A-Mark shall cooperate, and shall instruct the A‑Mark Transfer Agent to cooperate, with SGI and the Distribution Agent, in connection with all aspects of the Distribution and all other matters relating to the issuance of the shares of A-Mark Common Stock to be distributed to the holders of SGI Common Stock in connection with the Distribution. Upon the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the A-Mark Common Stock then issued and outstanding will, without any action on the part of the holder thereof, be subdivided and converted into that number of fully paid and non-assessable shares of A-Mark Common Stock issued and outstanding equal to or greater than the number necessary to effect the Distribution.

(b) Subject to Section 2.3, each holder of SGI Common Stock on the Record Date (or such holder's designated transferee(s)) will be entitled to receive in the Distribution a number of whole shares of A-Mark Common Stock at the rate of one (1) share of A-Mark Common Stock for every [three (3)] shares of SGI Common Stock held by such holder on the Record Date. No fractional shares will be distributed in connection with the Distribution.

(c) No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution. The A-Mark Transfer Agent will, as soon as practicable after the Distribution Date, (i) determine the number of whole shares and fractional shares of A-Mark Common Stock allocable to each holder of record or beneficial owner of SGI Common Stock as of the close of business on the Record Date, (ii) aggregate all fractional shares into whole shares and sell such whole shares in the open market at prevailing market prices on behalf of holders of SGI Common Stock who would otherwise be entitled to receive fractional shares in the Distribution and (iii) distribute the aggregate cash proceeds from the sale, net of brokerage fees and other costs, pro rata (reduced by any required Tax withholding) to each such holder of SGI Common Stock who would otherwise be entitled to receive a fractional share in the Distribution. Neither SGI, A-Mark nor the A-Mark Transfer Agent shall be required to guarantee any minimum sale price for the fractional shares of A-Mark Common Stock. Neither SGI nor A-Mark shall be required to pay any interest on the proceeds from the sale of fractional shares.

(d) Until such A-Mark Common Stock is duly transferred in accordance with Applicable Law, A-Mark will regard the Persons entitled to receive such A-Mark Common Stock as record holders of A-Mark Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. A-Mark agrees that, subject to any transfers of such stock, (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of A-Mark Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the shares of A-Mark Common Stock then held by such holder.
ARTICLE 3
ACCESS TO INFORMATION

Section 3.1 Restrictions on Disclosure of Information.

(a) Generally. Subject to Section 3.2, without limiting any rights or obligations under any other existing or future agreement among the Parties and/or any other members of their respective Group relating to confidentiality, including any Ancillary Agreement, for seven (7) years after the Effective Date each Party shall, and shall cause its respective Group members and their Representatives to, hold in strict confidence, with a reasonable degree of care, all Confidential Information concerning the other Group that is either in its possession or control as of the Effective Date.

(b) Disclosure of Third Person Information. SGI and A-Mark acknowledge that they and other members of the SGI Group or the A-Mark Group, as the case may be, may have in their possession Confidential Information of third Persons that was received under confidentiality or non-disclosure agreement with such third Person while they were Affiliates. SGI and A-Mark shall, and shall cause each of their respective Group members and their Representatives to, hold in strict confidence the Confidential Information of third Persons to which any member of the SGI Group or A-Mark Group has access, in accordance with the terms of any such agreements.

Section 3.2 Legally Required Disclosure of Information. If any Party or any of its respective Group members or Representatives becomes legally required to disclose any Confidential Information (the “Disclosing Party”), such Party shall promptly notify the Person that owns the Confidential Information (the “Owning Party”), and cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with Section 3.1. All expenses reasonably incurred by the Disclosing Party in seeking a protective order or other remedy upon the written request of the Owning Party shall be paid by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with Section 3.1, the Disclosing Party shall (x) disclose only that portion of the Confidential Information which its legal counsel advises it is required to disclose, and (y) use commercially reasonable efforts to obtain assurance requested by the Owning Party that confidential treatment will be accorded such Confidential Information.
Section 3.3 Access to Information. During the Retention Period, each Party shall cooperate with, and shall cause its respective Group members and Representatives to cooperate with the other Parties reasonable access upon reasonable advance written request to all information (other than Information which is (w) protected from disclosure by attorney-client privilege or work product doctrine that is exclusive to that Party, (x) proprietary in nature to such Party, (y) the subject of a confidentiality agreement between such Party and a third Person which prohibits disclosure to the other Party, or (z) prohibited from disclosure under Applicable Law (collectively, the “Restricted Information”)) owned by such Party or one of its Group members or within such Party's or any of its respective Group member's or Representative's possession which is created prior to the Distribution Date (the “Possessor”) and which relates to the requesting Party's (the “Requestor”) business, assets or liabilities, and such access is reasonably required by the Requestor. Subject to such confidentiality and/or security obligations as the Possessor may reasonably deem necessary, the Requestor may have all requested information (other than Restricted Information) duplicated at Requestor's expense.
Section 3.4 Record Retention. A-Mark and SGI on behalf of themselves and their respective Group members, to preserve and retain all information in its respective possession or control that any other Party has the right to access pursuant to Section 3.3 for a period of seven (7) years, and as may be required by (w) any government agency, (x) any Litigation Matter, including in accordance with legal holds, (y) Applicable Law, or (z) any Ancillary Agreement (as applicable, the “Retention Period”).
Section 3.5 Production of Witnesses. For no fewer than seven (7) years after the Effective Date, each Party shall, and shall cause each of its respective Group members to, use commercially reasonable efforts to make available to each other, upon written request, its past and present Representatives as witnesses to the extent that any such Representatives may reasonably be required (giving consideration to the business demands upon such Representatives) in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved. In the event of any proceeding between the Parties, this Section 3.5 is not intended to supersede or replace the applicable rules of procedure that would otherwise be applicable to such proceedings.
Section 3.6 Reimbursement. Unless otherwise provided in this Article 3, each Party providing access to information or witnesses to the other Parties pursuant to Sections 3.3, 3.4 or 3.5 will be entitled to receive from the receiving Party, upon the presentation of invoices therefor, payment for all reasonable, out-of-pocket costs and expenses (excluding allocated compensation, salary and overhead expenses) as may be reasonably incurred in providing such information or witnesses.

Section 3.7 Financial Statements and Accounting. Each of SGI and A-Mark agrees to provide the assistance or access set forth in subsections (a), (b) and (c) of this Section 3.7 as follows: (i) for an initial period ending 180 days following the end of the fiscal year covered by the Annual Financial Statements, in connection with the preparation and audit and dissemination of each of the Party's Annual Financial Statements, the audit of each Party's internal control over financial reporting and management's assessment thereof and management's assessment of each Party's disclosure controls and procedures, if required; (ii) following such initial period, with the consent of the applicable Party (not to be unreasonably withheld or delayed) for reasonable business purposes; (iii) in the event that any Party changes its auditors within two years of the Distribution Date, then such Party may request reasonable access on the terms set forth in this Section 3.7 for a period of up to 180 days from such change; and (iv) from time to time following the Distribution Date, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Authority, such as in connection with responding to a comment letter from the SEC.

(a) Annual Financial Statements. Each such Party shall provide or provide access to the other Party on a timely basis all information reasonably required to meet its schedule for the preparation, printing, filing and public dissemination of its Annual Financial Statements and for management's assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting. Without limiting the generality of the foregoing, each such Party shall provide all required financial and other information with respect to itself and members of its Group to the auditors of the other Party in a sufficient and reasonable time and in sufficient detail to permit the other Party’s auditors to take all steps and perform all reviews necessary in connection with such other Party's Annual Financial Statements.

(b) Access to Personnel and Records. Each Party shall authorize its respective auditors to make reasonably available to the other Party's auditors (such other Party's auditors, collectively, the “Other Party's Auditors”), to the extent reasonably available, the personnel who performed or are performing the annual audits of the other Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party's auditors' opinion date, so that the Other Party's Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party's auditors as it relates to the report of the Other Party's Auditors on the other Party's Annual Financial Statements, all within sufficient time to enable the other Party to meet its timetable for the printing, filing and public dissemination of its Annual Financial Statements.

(c) Annual Reports. Each Party shall deliver to the other, when available, a substantially final draft, of the first report to be filed with the SEC (or otherwise) that includes its respective Annual Financial Statements (in the form expected to be covered by the audit report of such Party's independent auditors) (such reports, collectively, the “Annual Reports”); provided, however, that each such Party may continue to revise its respective Annual Report prior to the filing thereof, which changes will be delivered to the other Party as soon as reasonably practicable; provided further, that each Party's personnel will consult with the other Party's personnel regarding any material changes which they may consider making to its respective Annual Report and related disclosures prior to the anticipated filing with the SEC, with particular focus on any changes which could reasonably be expected to have an effect upon the other Party's Annual Financial Statements or related disclosures.

Nothing in this Section 3.7 will require any Party to violate any agreement with any third Person regarding confidential information relating to that third Person or its business; provided, however, that in the event that a Party is required under this Section 3.7 to disclose any such confidential information, such Party shall use commercially reasonable efforts to seek to obtain such third Person's written consent to the disclosure of such information.

Section 3.8 Conflicts Waiver. The Parties acknowledge and recognize that each of SGI and A‑Mark has used certain outside counsel for advice and counseling and that each Party may continue to use such counsel after the Effective Date. Each Party expressly waives any claim of conflict as a result of either Party's prior use of such outside counsel and agrees that it will not assert after the Effective Date that any such counsel has a conflict that would preclude it from providing advice and counseling to any other Party; provided, however, that in the event of a threatened or actual conflict between SGI and A-Mark after the date of the Distribution, such waiver will not apply and the laws governing such conflicts of interest will apply.

Section 3.9 Privilege.

(a) The Parties recognize that the members of their respective Groups possess information previously developed and legally protected from disclosure under legal privileges, such as the attorney-client privilege or work product exemption and other concepts of legal privilege (“Privilege”). The Parties recognize that, except as specified in this Section 3.9, each Party shall be entitled to the Privilege with respect to its privileged information and that each shall be entitled to maintain and use for its own benefit all such information, and both Parties shall ensure that such information is maintained so as to protect the Privilege to the fullest extent. With respect to matters relating to the SGI Business, SGI shall have sole authority in perpetuity to determine whether to assert or waive any or all of the Privilege, and A-Mark shall not take any action (nor permit any of its Subsidiaries to take action) that could reveal Privileged Information of SGI without the prior written consent of SGI. With respect to matters solely relating to the A‑Mark Business, A-Mark shall have sole authority in perpetuity to determine whether to assert or waive any or all of the Privilege, and SGI shall take no action (or permit any of its Subsidiaries to take action) that could reveal Privileged Information of A-Mark without the prior written consent of A-Mark. The rights and obligations created by this Section 3.9 will apply to all Confidential Information as to which the Parties or their respective Subsidiaries would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the Distribution (“Privileged Information”), except that upon request of a government enforcement agency investigating SGI, A-Mark, or any of their Subsidiaries, then SGI shall have the sole right to waive privilege regarding pre-Distribution Privileged Information, and the consent of A-Mark or its Subsidiaries shall not be required, but SGI shall give advance written notice to A-Mark or its Subsidiaries.

(b) Upon receipt by a Party of any subpoena, discovery or other request from any third Person that calls for the production or disclosure of Privileged Information of the other Party, the receiving Party shall promptly notify the other Party of the existence of the request to the extent permitted by law and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it may have under Section 3.2 or this Section 3.9 or otherwise to prevent the production or disclosure of Privileged Information.

Section 3.10 Public Announcements.

(a) Prior to the Distribution Date, SGI shall be responsible for issuing any press releases or otherwise making public statements with respect to this Agreement, the Ancillary Agreements, the Distribution or any of the other transactions contemplated hereby and thereby, and A-Mark shall not make such statements without the prior written consent of SGI.

(b) Form and after the Distribution Date, neither Party shall issue any release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior written approval of the other Party, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that either Party shall be permitted to make any release or public announcement that in the opinion of its counsel it is required to make by law or the rules of any national securities exchange of which its securities are listed; provided further that it has made efforts that are reasonable in the circumstances to obtain the prior approval of the other Party.

(c) From and after the Distribution Date, the Parties will consult in good faith on any filings with any Governmental Authority or national securities exchange to the extent describing the Distribution, including SGI’s Current Report on Form 8-K reporting the occurrence of the Distribution and the Parties’ respective Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs, or if such quarter is the fourth fiscal quarter, the Parties' respective annual reports on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs.

(d) Nothing in this Section 3.10 or elsewhere in this Agreement will require any Party to prepare any report or file with the SEC any report, including Annual Financial Statements, that it would not otherwise be required to prepare or file.
ARTICLE 4
ADDITIONAL COVENANTS AND OTHER MATTERS

Section 4.1 Further Assurances. In addition to the Ancillary Agreements, the Parties agree to execute, or cause to be executed by their appropriate Group members or Representatives, and deliver, as appropriate, such other agreements, instruments and documents as may be necessary or desirable in order to effect the transactions contemplated by this Agreement and the Ancillary Agreements, including but not limited to the resignation by the officers and directors of SGI or any of its Affiliates from their positions as officers or directors of any of member of the SGI Group in which they serve, effective as of the Distribution Date.

Section 4.2 Performance. SGI shall cause to be performed all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the SGI Group. A-Mark shall cause to be performed all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the A-Mark Group.

Section 4.3 Tax-Free Status of Distribution. Until the first day after the two year anniversary of the Distribution Date, A-Mark agrees not take or permit to be taken or cause to be taken any action at any time that could jeopardize the Distribution Tax Treatment, as more specifically set forth in the Tax Separation Agreement.

Section 4.4 Litigation Matters.

(a) A-Mark and SGI agree that each of them will control any Litigation Matters to which either of them is a party prior to the Effective Date and that the outside legal counsel currently retained in connection with such Litigation Matters may continue such representation.

(b) As to Litigation Matters that are securities class actions or stockholder derivative claims or related Actions filed or commenced before, on or after the Distribution Date and that involve only alleged Pre-Distribution Date Wrongful Acts, SGI shall treat them as Indemnified Matters. Notwithstanding the foregoing, as to Litigation Matters that are securities class actions or stockholder derivative claims or related Actions filed on or after the Distribution Date that (i) involve both alleged Pre-Distribution Date Wrongful Acts and alleged Post-Distribution Date Wrongful Acts, SGI shall treat Pre-Distribution Date Wrongful Acts as Indemnified Matters, and SGI and A-Mark shall be responsible for their own liability as to that portion of any settlements, judgments, costs and expenses resulting from Post-Distribution Date Wrongful Acts; and (ii) do not involve Pre-Distribution Date Wrongful Acts, SGI will not indemnify A-Mark and A-Mark will not indemnify SGI.

(c) Nothing in this Section 4.4 is intended to modify or affect (i) the allocation of financial responsibility under the Tax Separation Agreement or the Secondment Agreement, or (ii) the agreement of the Parties set forth in Section 6.1(d) or 6.2(d) of this Agreement (respecting indemnification for statements made in the Registration Statement).

(d) In the event that any Litigation Matter is filed after the Effective Date against SGI or any member of the SGI Group to which A-Mark or any member of the A-Mark Group has any potential Liability, SGI shall notify A-Mark of such Litigation Matter and shall take commercially reasonable steps to protect the rights and interests of A-Mark and members of the A-Mark Group in connection with the Litigation Matter. In the event that any Litigation Matter is filed after the Effective Date against A-Mark or any member of the A-Mark Group, to which SGI or any member of the SGI Group has any potential Liability, A-Mark shall notify SGI of such Litigation Matter and shall take commercially reasonable steps to protect the rights and interests of SGI and members of the SGI Group in connection with the Litigation Matter. In the event the interests of SGI and A-Mark are in conflict with respect to any Litigation Matter, each may in its sole discretion take such actions as it deems necessary to protect its interests to the extent permitted by and not otherwise in conflict with this Agreement. If a Litigation Matter is commenced after the Distribution Date naming SGI and A-Mark as defendants and one Party is a nominal defendant, the other Party shall use commercially reasonable efforts to have the nominal defendant removed from the Litigation Matter.

(e) In the event of a conflict in the procedures described in this Section 4.4 and the procedures set forth in Article 6, the terms of this Section 4.4 will control. In the event of a conflict between the subject matter set forth in this Section 4.4 and the Tax Separation Agreement, the Tax Separation Agreement will control. In the event of a conflict between the subject matter set forth in this Section 4.4 and the Secondment Agreement, the Secondment Agreement will control.

Section 4.5 Insurance and Indemnification Matters.

(a) Directors' and Officers' Insurance. SGI shall use its reasonable best efforts to provide insurance with respect to Pre-Distribution Wrongful Acts to A-Mark and its Covered Subsidiaries, and their respective directors and officers prior to the Distribution Date, with material terms and conditions no less favorable to A-Mark and its Covered Subsidiaries and such directors and officers than is available to SGI and its Covered Subsidiaries and their respective directors and officers. A-Mark shall pay or reimburse SGI for all costs and expenses associated with this coverage in accordance with SGI's current practice.

A-Mark covenants and agrees that it shall take appropriate steps to secure directors' and officers' insurance coverage for itself, its Subsidiaries and each of their respective directors and officers as of the Distribution Date for Post-Distribution Date Wrongful Acts. Nothing in this subparagraph will affect any coverage that is available for alleged Wrongful Acts that take place prior to the Distribution Date.

(b) Other Insurance. Except as set forth in Section 4.5(a), SGI shall, subject to insurance market conditions and other factors beyond SGI's reasonable control, maintain, for the protection of A-Mark and its Covered Subsidiaries, with respect to occurrences prior to the Distribution Date, Policies that are currently maintained for SGI and its Covered Subsidiaries, or any replacement Policies, for occurrences the same period. A-Mark shall promptly pay or reimburse SGI for all costs and expenses of any kind or nature, including retrospective premium charges associated with such insurance that are allocated by SGI to A-Mark and its Covered Subsidiaries in accordance with SGI's current practice.

(c) Notification of Changes. SGI agrees to provide A-Mark not fewer than 30 days' advance written notice in the event it elects (or any of its insurers notifies SGI in writing of such insurer's election) to cancel or effect any non-administrative modification of the terms and conditions of any SGI Policies that provides coverage to A-Mark or any of its Covered Subsidiaries, or any of their directors and officers, which notice will include the anticipated date of cancellation or a description of such modification, as applicable.

(d) Post Distribution Date. A-Mark acknowledges and agrees that from and after the Distribution Date (i) no member of the SGI Group shall purchase or maintain, or cause to be purchased or maintained, any Policies for post-Distribution Date liabilities or obligations of A‑Mark, its Covered Subsidiaries, any member of the A-Mark Group or any of their respective directors and officers, and (ii) the A-Mark Group (including A-Mark and its Covered Subsidiaries) shall purchase insurance coverage sufficient to protect its interests.

(e) Director and Officer Indemnification. For a period of six (6) years from the Distributions Date, the provisions of the amended and restated certificate of incorporation and amended and restated bylaws of SGI, to the extent providing for indemnification of persons who were officers, directors, employees, fiduciaries or agents immediately prior to the Distribution Date, shall not be amended in any manner that would adversely affect the rights of persons who prior to the Distribution Date were directors, officers, employees, fiduciaries or agents of any member of the A-Mark Group for acts or omissions occurring prior to the Distribution Date, unless such modification shall be required by, and then only to the minimum extent required by, Applicable Law.

Section 4.6 Conduct of A-Mark Business between Effective Date and Distribution Date. From the Effective Date through the Distribution Date, SGI shall cause the A-Mark Business to be conducted in accordance with all of A-Mark's applicable policies and procedures, consistent with past practice.

Section 4.7 Mail Handling; Receivables and Payables.

(a) To the extent that any member of the SGI Group receives any mail or packages relating to the A-Mark Business, SGI shall, and shall cause the applicable member of the SGI Group to, promptly deliver such mail or packages to A-Mark. After the Effective Date, to the extent that any member of the SGI Group receives cash or checks or drafts made payable to such member that properly belongs to the A-Mark Business, SGI shall, and shall cause the applicable member of the SGI Group to, promptly forward such cash to, or deposit such checks or drafts and upon receipt of funds from such checks or drafts, forward such cash to A-Mark within five Business Days, or, if so requested by A-Mark, endorse such checks or drafts to A-Mark for collection.
(b) To the extent that any member of the A-Mark Group receives any mail or packages relating to the SGI Business, A-Mark shall, and shall cause the applicable member of the A-Mark Group to, promptly deliver such mail or packages to SGI. After the Effective Date, to the extent that any member of the A-Mark Group receives cash or checks or drafts made payable to such member that properly belongs to any member of the SGI Group, A-Mark shall, and shall cause the applicable member of the A-Mark Group to, promptly forward such cash to, or deposit such checks or drafts and upon receipt of funds from such checks or drafts, forward such cash to SGI within five Business Days, or, if so requested by SGI, endorse such checks or drafts to SGI for collection.
Section 4.8 Inter-Group Indebtedness. All Inter-Group Indebtedness outstanding immediately prior to the Effective Time, in any general ledger account of SGI, A-Mark or any of their respective, shall be satisfied and/or settled by the relevant members of the SGI Group and the A-Mark Group no later than the Distribution Date by (i) forgiveness by the relevant obligor, (ii) one or a related series of distributions or contributions of capital, or (iii) cash payment by the relevant obligor to the relevant obligee, in each case as agreed to by the Parties.
Section 4.9 Cooperation with Respect to Know-how. Neither Party shall knowingly utilize or incorporate into its products or services the confidential know-how or other proprietary technical information of the other Party without the express, prior written consent of the other Party. The Parties agree that if a Party reasonably believes that the other Party has or may have an interest or expectation of ownership in know-how or other technical information that has come to the attention of the personnel of the first Party and that the first Party proposes to utilize in its products, services or other aspects of its business, the first Party shall bring this to the attention of the other Party. Thereafter, the Parties shall discuss in good faith the use of such know-how or other technical information to determine whether such information is the exclusive property of one of the Parties or if it is information in which both Parties have an interest or expectation of ownership. If it is determined that the know-how or other technical information is the exclusive property of one of the Parties, the other Party may request a license to utilize such information for development of or incorporation into its products and services or in other aspects of its business. In such case, the other Party shall in good faith consider the request for a license, including the financial arrangements and other terms that the first Party proposes for such a license. Nothing, however, shall require a Party to enter into such a license or to act against its commercial interests as determined by such Party.
Section 4.10 Employee Matters.
(a) Except as otherwise expressly provided herein, SGI shall assume and agree to pay, perform, fulfill and discharge, and A-Mark shall have no responsibility for, all employment or service-related Liabilities with respect to (i) all current and former SGI Group employees (and their dependents and beneficiaries), and (ii) any individual who is, or was, an independent contractor, temporary employee, consultant of any member of the SGI Group.
(b) Except as otherwise expressly provided herein, A-Mark shall assume and agree to pay, perform, fulfill and discharge, and SGI shall have no responsibility for, all employment or service-related Liabilities with respect to (i) all current and former A-Mark Group employees (and their dependents and beneficiaries), and (ii) any individual who is, or was, an independent contractor, temporary employee, consultant of any member of the A-Mark Group.
ARTICLE 5
INDEMNIFICATION AND RELEASE

Section 5.1 Indemnification by A-Mark Group. Effective on and after the Distribution, A‑Mark shall indemnify, defend and hold harmless SGI, each member of the SGI Group, each of their respective past and present officers, directors and employees, each of their respective successors and assigns, and, solely with respect to clause (c) below, each Person, if any, who controls any of the foregoing parties within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “SGI Indemnified Parties”), from and against any and all Damages incurred or suffered by the SGI Indemnified Parties arising out of or in connection with the following:

(a) The conduct of the A-Mark Business on and after the Distribution Date;

(b) Any breach by A-Mark or any member of the A-Mark Group of this Agreement or any Ancillary Agreement; and

(c) Except as set forth in Section 5.2(c) below, any and all Damages caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof or the Prospectus or any supplement thereto, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.2 Indemnification by SGI Group. Effective on and after the Distribution, SGI shall indemnify, defend and hold harmless each member of the A-Mark Group, each of their respective past and present officers, directors and employees, and each of their respective successors and assigns and, solely with respect to clause (c) below, each Person, if any, who controls any of the foregoing parties within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “A-Mark Indemnified Parties”), from and against any and all Damages incurred or suffered by the A-Mark Indemnified Parties arising out of or in connection with the following:

(a) The conduct of the SGI Business, whether such Damages arise or accrue prior to, on or following the Distribution Date;

(b) Any breach by SGI or any member of the SGI Group of this Agreement or any Ancillary Agreement; and

(c) Any and all Damages caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof or the Prospectus or any supplement thereto, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, to the extent resulting from any statements or other information provided by SGI or any other member of the SGI Group for inclusion in the Registration Statement or the Prospectus.

Section 5.3 Claim Procedure.

(a) Claim Notice. A Party that seeks indemnity under this Article 5 (an “Indemnified Party”) shall give written notice (a “Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”), including whether the Damages sought arise from matters solely between the Parties or from Third Party Claims. No delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Damages caused by or arising out of such failure.

(b) Response to Notice of Claim. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount and, in which case, the Indemnifying Party shall pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party; or (ii) dispute that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount, in which case, the Parties shall resort to the dispute resolution procedures set forth in Section 6.3.

(c) Contested Claims. In the event that the Indemnifying Party disputes the Claim Notice, as soon as practicable but in no event later than ten (10) days after the receipt of the notice referenced in Section 5.3(b)(ii) hereof, the Parties shall begin the process to resolve the matter in accordance with the dispute resolution provisions of Section 6.3 hereof. Upon ultimate resolution thereof, the Parties shall take such actions as are reasonably necessary to comply with such terms of resolution.

(d) Third Party Claims.

(i) In the event that the Indemnified Party receives written notice of the assertion by a Person who is not a member of either Group of any claim or the commencement of any Action (collectively, a “Third-Party Claim”) with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article 5, the Indemnified Party shall give written notice to the Indemnifying Party of the Third-Party Claim. Such notification shall be given within ten (10) Business Days after receipt by the Indemnified Party of notice of such Third-Party Claim, provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Damages caused by or arising out of such failure. Within twenty (20) calendar days after delivery of such written notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. During any period in which the Indemnifying Party has not so assumed control of such defense, the Indemnified Party shall control such defense.

(ii) The Party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party concludes, upon the written opinion of counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third-Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Damages” for purposes of this Agreement. The Party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party reasonably advised of the status of such Third-Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.

(iii) The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party shall not be required if (x) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment, and (y) such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Section 5.4 Survival; Limitations.

(a) The rights and obligations of SGI, A-Mark and each of their respective Indemnified Parties under this Agreement shall survive the sale, assignment or other transfer by (i) in the case of A-Mark, any Assets or Liabilities of the A-Mark Business, or (ii) in the case of SGI, any Assets or Liabilities of the SGI Business

(b) The amount of any Damages for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnified Party from any third Person (including, without limitation, amounts actually recovered under insurance policies) with respect to such Damages. Any Indemnifying Party hereunder shall be subrogated to the rights of the Indemnified Party upon payment in full of the amount of the relevant indemnifiable Damages. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any Indemnified Party recovers an amount from a third Person in respect of Damages for which indemnification is provided in this Agreement after the full amount of such indemnifiable Damages has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable Damages and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Damages, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (x) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable Damages plus the amount received from the third Person in respect thereof, less (y) the full amount of such indemnifiable Damages.

(c) The Indemnifying Party may at any time request that the Indemnified Party pursue insurance coverage from one or more insurers in connection with such Damages. If requested, the Indemnified Party shall cooperate in good faith with the Indemnifying Party and use its commercially reasonable efforts to pursue insurance coverage, including, if necessary, the filing of coverage litigation, after consultation with the Indemnifying Party and the Indemnifying Party has provided written consent as to the initiation of coverage litigation (which consent shall not be unreasonably withheld), all of which shall be at the Indemnifying Party's sole cost and expense. The Indemnifying Party shall pay directly or promptly reimburse the Indemnified Party for all such costs and expenses, as directed by the Indemnified Party. The Indemnified Party shall retain full and exclusive control of all such matters (including, without limitation, the settlement of underlying covered claims and/or coverage claims against insurers), and the Indemnified Party shall have the right to select counsel with the concurrence of Indemnifying Party, which concurrence shall not be withheld unreasonably. The proceeds of any insurance recovery (after deducting the insurance indemnity payment for the settlement or judgment for which coverage was sought, and any costs and expenses that have not yet been paid or reimbursed by the Indemnifying Party) shall be paid to the Indemnifying Party. At all times, the Indemnifying Party shall cooperate with the Indemnified Party's insurers and/or with the Indemnified Party in the pursuit of insurance coverage, as and when reasonably requested to do so by the Indemnified Party.

It is not the intent of this Section 5.4(c) to absolve the Indemnifying Party of any responsibility to the Indemnified Party for those Damages in connection with which the Indemnified Party actually secures insurance coverage, but to allocate the costs of pursuing such coverage to the Indemnifying Party and to provide the Indemnified Party with a full, interim indemnity from the Indemnifying Party until such time as the extent of insurance coverage is determined and is obtained. It is also not the intention of this Section 5.4 that the indemnity obligations of the Indemnifying Party hereunder should be viewed as “additional insurance” by any insurer.

Notwithstanding anything to the contrary in this Section 5.4(c), the Indemnified Party in its sole discretion may pursue insurance coverage for the benefit of Indemnifying Party before the Indemnifying Party has requested it to do so. In such event, the Indemnified Party may unilaterally take any steps it determines are necessary to preserve such insurance coverage, including, by way of example and not by way of limitation, tendering the defense of any claim or suit to an insurer or insurers of the Indemnified Party if the Indemnified Party concludes that such action may be required by the relevant insurance policy or policies. Any such actions by the Indemnified Party shall not relieve Indemnifying Party of any of its obligations to the Indemnified Party under this Agreement, including the Indemnifying Party's obligation to pay directly or reimburse the Indemnified Party for costs and expenses.

For purposes of this Section 5.4(c), the following will not be considered insurance that will be available to the Indemnifying Party: (i) any deductible payable by the Indemnified Party; (ii) any retention payable by the Indemnified Party; (iii) any co-insurance payable by the Indemnified Party; and (iv) any coverage that ultimately will be payable or reimbursable by the Indemnified Party through any arrangement, including but not limited to an insurance-fronting arrangement or fronted insurance policy. It is the intention of this Section 5.4(b) to make insurance available to the Indemnifying Party only in those instances in which there has been a final transfer of the risk to a solvent third-Party commercial insurer.

(d) Notwithstanding the joint and several indemnification obligations of each Group as set forth in Sections 5.1 and 5.2, SGI and A-Mark agree that the indemnification obligation of any SGI Group member or A-Mark Group member, as applicable, for Damages shall be satisfied by a direct payment from SGI or A-Mark, as applicable, to the other Party irrespective of which Group member is found liable for Damages.

(e) Notwithstanding anything to the contrary in Section 5.1, Section 5.2 or Section 5.3, (i) indemnification with respect to Taxes shall be governed exclusively by the Tax Separation Agreement, and (iii) indemnification with respect to any Liabilities related to the Secondment Agreement shall be governed by the Secondment Agreement. To the extent indemnification is not provided in such Ancillary Agreements, the terms of this Agreement shall govern.

Section 5.5 Contribution. If the indemnification provided for in this Article 5 shall, for any reason, be unavailable or insufficient to hold harmless an Indemnified Party hereunder in respect of any Liability, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be sufficient to place the Indemnified Party in the same position as if such Indemnified Party were indemnified hereunder, the parties intending that their respective contributions hereunder be as close as possible to the indemnification under Section 5.2 and Section 5.3. If the contribution provided for in the previous sentence shall, for any reason, be unavailable or insufficient to put the Indemnified Party in the same position as if it were indemnified under Section 5.2 or Section 5.3, as the case may be, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand with respect to the matter giving rise to the Liability.

Section 5.7 Mutual Release of Pre-Distribution Claims.

(a) Except as provided in Section 5.5(c), as of the Distribution Date, SGI does hereby, for itself and each other member of the SGI Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the SGI Group (in each case, in their respective capacities as such), release and forever discharge A-Mark, each member of the A-Mark Group and their respective Affiliates, successors and assigns, and all stockholders, directors, officers, agents or employees of any member of the A-Mark Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever to SGI and each other member of the SGI Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the SGI Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Distribution Date, including in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and all other activities to implement the Distribution.

(b) Except as provided in Section 5.5(c), as of the Distribution Date, A-Mark does hereby, for itself and each other member of the A-Mark Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the A-Mark Group (in each case, in their respective capacities as such), release and forever discharge SGI, each member of the SGI Group and their respective Affiliates, successors and assigns, and all stockholders, directors, officers, agents or employees of any member of the SGI Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever to A-Mark and each other member of the A-Mark Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Distribution Date have been stockholders, directors, officers, agents or employees of any member of the A-Mark Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Distribution Date, including in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and all other activities to implement the Distribution.

(c) Nothing contained in Section 5.5(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement. Without limiting the foregoing, nothing contained in Section 5.5(a) or (b) shall release any Person from:

(i) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of that Group under, this Agreement or any Ancillary Agreement;

(ii) any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of Sections 5.1 through 5.4 and the applicable indemnification provisions of the Ancillary Agreements;

(iii) any Liability for unpaid amounts for products, services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(iv) any Liability arising under a written Contract entered into between a member of each Group prior to the Distribution Date relating to the commercial sale of products or provision of services between such entities (including for such purpose, their respective Affiliates);

(v) any indemnification obligation under such Person's articles of incorporation or bylaws; or

(vi) any Liability the release of which would result in the release of any third Person other than the SGI Indemnified Parties or the A-Mark Indemnified Parties

ARTICLE 6
DISPUTE RESOLUTION

Section 6.1 Agreement to Resolve Disputes. Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and dispute resolution set forth in this Article 6 shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to or arise under or in connection with this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the Effective Date), or the commercial or economic relationship of the Parties relating hereto or thereto, between or among any member of the SGI Group on the one hand and the A‑Mark Group on the other hand. Each Party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article 6 shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as otherwise required by Applicable Law.
Section 6.2 Dispute Resolution; Mediation.
(a) Either Party may commence the dispute resolution process of this Section 6.2 by giving the other Party written notice (a “Dispute Notice”) of any controversy, claim or dispute of whatever nature arising out of or relating to or in connection with this Agreement, any Ancillary Agreement or the breach, termination, enforceability or validity thereof (a “Dispute”) which has not been resolved in the normal course of business or as provided in the relevant Ancillary Agreement. The Parties shall attempt in good faith to resolve any Dispute by negotiation between executives of each Party (each a “Senior Party Representative”) who have authority to settle the Dispute and, unless discussions between the parties are already at a senior management level, who are at a higher level of management than the Persons who have direct responsibility for the administration of this Agreement or the relevant Ancillary Agreement. Within fifteen (15) days after delivery of the Dispute Notice, the receiving Party shall submit to the other a written response (the “Response”). The Dispute Notice and the Response shall include (i) a statement setting forth the position of the Party giving such notice and a summary of arguments supporting such position and (ii) the name and title of such Party’s Senior Party Representative and any other Persons who will accompany the Senior Party Representative at the meeting at which the parties will attempt to settle the Dispute. Within thirty (30) days after the delivery of the Dispute Notice, the Senior Party Representatives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. The parties shall cooperate in good faith with respect to any reasonable requests for exchanges of Information regarding the Dispute or a Response thereto.
(b) If the Dispute has not been resolved within sixty (60) days after delivery of the Dispute Notice, or if the parties fail to meet within thirty (30) days after delivery of the Dispute Notice as hereinabove provided, the parties shall make a good faith attempt to settle the Dispute by mediation pursuant to the provisions of this Section 6.2 before resorting to arbitration contemplated by Section 6.3 or any other dispute resolution procedure that may be agreed by the parties.
(c) All negotiations, conferences and discussions pursuant to this Section 8.2 shall be confidential and shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration.
(d) Unless the parties agree otherwise, the mediation shall be conducted in accordance with the CPR Institute for Dispute Resolution Model Procedure for Mediation of Business Disputes in effect on the date of this Agreement by a mediator mutually selected by the parties.
(e) Within thirty (30) days after the mediator has been selected as provided above, both parties and their respective attorneys shall meet with the mediator for one (1) mediation session, it being agreed that each Party representative attending such mediation session shall be a Senior Party Representative with authority to settle the Dispute. If the Dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, either Party may give the other and the mediator a written notice declaring the mediation process at an end.
(f) Costs of the mediation shall be borne equally by the parties involved in the matter, except that each Party shall be responsible for its own expenses.
(g) Any Dispute regarding the following matters is not required to be negotiated or mediated prior to seeking relief from an arbitrator: (i) breach of any obligation of confidentiality or waiver of Privilege; and (ii) any other claim where interim relief is sought to prevent serious and irreparable injury to one of the parties. However, the parties to the Dispute shall make a good faith effort to negotiate and mediate such Dispute, according to the above procedures, while such arbitration is pending.
Section 6.3 Arbitration.
(a) Subject to Section 6.3(b), if for any reason a Dispute is not resolved within one hundred eighty (180) days from delivery of the Dispute Notice in accordance with the dispute resolution process described in Section 6.2, the parties agree that such Dispute shall be settled by binding arbitration before a single arbitrator under the auspices of the American Arbitration Association (“AAA”) in Los Angeles County, California, pursuant to the Commercial Rules of the AAA. The arbitrator selected to resolve the Dispute shall be bound exclusively by the laws of the State of Delaware without regard to its choice of law rules. Any decisions of award of the arbitrator will be final and binding upon the parties and may be entered as a judgment by the parties. Any rights to appeal or review such award by any court or tribunal are hereby waived to the extent permitted by Applicable Law.
(b) Costs of the arbitration shall be borne equally by the parties involved in the matter, except that each Party shall be responsible for its own expenses, except as otherwise determined by the arbitrator.
(c) The parties agree to comply and cause the members of their applicable Group to comply with any award made in any arbitration proceeding pursuant to this Section 8.3, and agree to enforcement of or entry of judgment upon such award in any court of competent jurisdiction, including any federal or state court located in Los Angeles County, California or the State of Delaware. The arbitrator shall be entitled to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, that the arbitrator shall not be entitled to award punitive, exemplary, treble or any other form of non-compensatory monetary damages unless in connection with indemnification for a Third Party Claim, to the extent of such claim.
Section 6.4 Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article 6 with respect to all matters not subject to such Dispute.
Section 6.5 Limitation on Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE UNDER ANY CIRCUMSTANCES OR LEGAL THEORY FOR DAMAGES RELATED TO INCONVENIENCE, DOWNTIME, INTEREST, COST OF CAPITAL, FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, LOST PROFITS, LOST REVENUES, LOST SAVINGS, LOSS OF USE, TIME, DATA, OR GOOD WILL, OR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, COLLATERAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUCH LOSSES ARE FORESEEABLE; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY DAMAGES RELATED TO INCONVENIENCE, DOWNTIME, INTEREST, COST OF CAPITAL, FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, LOST PROFITS, LOST REVENUES, LOST SAVINGS, LOSS OF USE, TIME, DATA, OR GOOD WILL, OR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, COLLATERAL OR CONSEQUENTIAL DAMAGES, TO A PERSON WHO IS NOT A MEMBER OF ANY GROUP IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES FOR THE PURPOSES OF THIS AGREEMENT NOT SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 6.5. THIS SECTION SURVIVES THE TERMINATION OR EXPIRATION OF THIS AGREEMENT

ARTICLE 7
TERMINATION

This Agreement and any Ancillary Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the SGI board of directors without the approval of any Person, including A-Mark, in which case no Party will have any liability of any kind to any other Party by reason of this Agreement. After the Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties to this Agreement.
ARTICLE 8
MISCELLANEOUS

Section 8.1 Survival. All covenants, agreements, representations and warranties of the Parties contained in this Agreement shall survive the Distribution..

Section 8.2 Governing Law. The internal laws of the State of Delaware (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and, unless expressly provided therein, each Ancillary Agreement, and each of the exhibits and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).

Section 8.3 Jurisdiction. Subject to the provisions of Article 6, each of the Parties irrevocably submits to the jurisdiction of the federal and state courts located in Los Angeles County, California and the State of Delaware for the purposes of any suit, Action or other proceeding to compel arbitration, for the enforcement of any arbitration award or for specific performance or other equitable relief pursuant to Section 8.4. Each of the Parties further agrees that service of process, summons or other document by U.S. registered mail to such Parties address as provided in Section 8.6 shall be effective service of process for any Action, suit or other proceeding with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 8.3. Each of the Parties irrevocably waives any objection to venue in the federal and state courts located in Los Angeles, California and the State of Delaware of any Action, suit or proceeding arising out of this Agreement or any Ancillary Agreement, or the transactions contemplated hereby or thereby for which it has submitted to jurisdiction pursuant to this Section 8.3, and waives any claim that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties shall cause each other member of their respective Group to comply with the provision of this Section 8.3.

Section 8.4 Specific Performance. The Parties agree that the remedy at law for any breach of this Agreement or any Ancillary Agreement may be inadequate, and that any Party by whom this Agreement or any Ancillary Agreement is enforceable shall be entitled to seek temporary, preliminary or permanent injunctive or other equitable relief with respect to the specific enforcement or performance of this Agreement or any Ancillary Agreement. Such Party may, in its sole discretion, apply to a court of competent jurisdiction for such injunctive or other equitable relief as such court may deem just and proper in order to enforce this Agreement or any Ancillary Agreement as between SGI and A-Mark, or the members of their respective Groups, or prevent any violation hereof, and, to the extent permitted by Applicable Law, each Party waives any objection to the imposition of such relief.

Section 8.5 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT. Each of the Parties shall cause each other member of their respective Group to comply with the provision of this Section 8.5.

Section 8.6 Notices. Each Party giving any notice required or permitted under this Agreement or any Ancillary Agreement will give the notice in writing and use one of the following methods of delivery to the Party to be notified, at the address set forth below or another address of which the sending Party has been notified in accordance with this Section 8.6 as follows: (w) personal delivery; (x) facsimile or telecopy transmission with a reasonable method of confirming transmission; (y) commercial overnight courier with a reasonable method of confirming delivery; or (z) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a Party is effective for purposes of this Agreement or any Ancillary Agreement only if given as provided in this Section 8.6 and will be deemed given on the date that the intended addressee actually receives the notice.

If to SGI: Spectrum Group International, Inc. 1063 McGaw Avenue Irvine, California 92614 Attn: CEO

If to A-Mark: A-Mark Precious Metals, Inc. 429 Santa Monica Boulevard, Suite 230 Santa Monica, California 90401 Attn: CEO
Section 8.7 Binding Effect and Assignment. This Agreement and each Ancillary Agreement bind and benefit the Parties and their respective successors and assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement or any Ancillary Agreement without the written consent of the other Parties which consent may be withheld in such other Party's sole and absolute discretion, and any assignment or attempted assignment in violation of the foregoing will be null and void.

Section 8.8 Third Party Beneficiaries. Except for (x) the indemnification rights under this Agreement of any SGI Indemnified Party or any A-Mark Indemnified Party in their respective capacities as such under Article 5 and for the release under Section 5.7 of any Person provided therein and (y) the rights to insurance of A-Mark officers and directors under Section 4.5: (i) the provisions of this Agreement are solely for the benefit of the parties and their respective successors and permitted assigns, and are not intended to confer upon any Person, except the parties and their respective successors and permitted assigns, any rights or remedies hereunder; (ii) there are no third party beneficiaries of this Agreement; and (iii) this Agreement shall not provide any third party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 8.9 Severability. If any provision of this Agreement or any Ancillary Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement or such Ancillary Agreement, as the case may be, will remain in full force, if the essential terms and conditions of this Agreement or such Ancillary Agreement, as the case may be, for each Party remain valid, binding and enforceable.

Section 8.10 Entire Agreement. This Agreement, together with the Ancillary Agreements and each of the exhibits and schedules appended hereto and thereto, constitutes the final agreement between the Parties, and is the complete and exclusive statement of the Parties' agreement on the matters contained herein and therein. All prior and contemporaneous negotiations and agreements among the Parties with respect to the matters contained herein and therein are superseded by this Agreement and the Ancillary Agreements, as applicable. In the event of any conflict between (x) any provision in this Agreement, on the one hand, and (y) any specific provision in the Tax Separation Agreement or the Secondment Agreement, on the other hand, pertaining to the subject matter of any such Agreement, the specific provisions in the Tax Separation Agreement or the Secondment Agreement, as the case may be, will control over the provisions in this Agreement.
Section 8.11 Counterparts. The Parties may execute this Agreement and any Ancillary Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. The signatures of the Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party's signature is as effective as signing and delivering the counterpart in person.
Section 8.12 Expenses. SGI will be responsible for the payment of all costs, fees and expenses relating to the Distribution.
Section 8.13 Amendment. This Agreement and any Ancillary Agreement may be amended, supplemented, modified or abandoned at any time prior to the Distribution Date by and in the sole and absolute discretion of SGI without the approval of A-Mark or any other Person. On or after the Distribution Date, the Parties may amend this Agreement or any Ancillary Agreement only by a written agreement signed by each Party to be bound by the amendment and that identifies itself as an amendment to this Agreement or such Ancillary Agreement, as applicable.
Section 8.14 Waiver. The Parties may waive a provision of this Agreement or an Ancillary Agreement only by a writing signed by the Party intended to be bound by the waiver. A Party is not prevented from enforcing any right, remedy or condition in the Party's favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a Party's rights and remedies in this Agreement or any Ancillary Agreement is not intended to be exclusive, and a Party's rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.
Section 8.15 Authority. Each Party represents to the other Parties that (w) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement and each of the Ancillary Agreements to which it is a Party, (x) the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which it is a Party have been duly authorized by all necessary corporate or other action, (y) it has duly and validly executed and delivered this Agreement and each of the Ancillary Agreements to which it is a Party, and (z) this Agreement and each of the Ancillary Agreements to which it is a Party is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

Section 8.16 Construction of Agreement.

(a) Where this Agreement or any Ancillary Agreement states that a Party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement or such Ancillary Agreement, as applicable.

(b) The captions, titles and headings, and table of contents, included in this Agreement and the Ancillary Agreements are for convenience only, and do not affect this Agreement's or such Ancillary Agreements' construction or interpretation. When a reference is made in this Agreement or any Ancillary Agreement to an Article or a Section, exhibit or schedule, such reference will be to an Article or Section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.

(c) The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

(d) Any reference in this Agreement or any Ancillary Agreement to the singular includes the plural where appropriate. Any reference in this Agreement or any Ancillary Agreement to the masculine, feminine or neuter gender includes the other genders where appropriate. For purposes of this Agreement, after the Effective Date, the A-Mark Business will be deemed to be the business of A-Mark and the A-Mark Group, and all references made in this Agreement to A-Mark as a Party which operates as of a time following the Effective Date, will be deemed to refer to all members of the A-Mark Group as a single Party where appropriate.

(e) This Agreement is not to be construed for or against any Party based on which Party drafted any of the provisions of this Agreement. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any Party because that Party or its attorney drafted the provision.

(f) Unless otherwise expressly specified in an Ancillary Agreement, all references in this Agreement or any Ancillary Agreement to “dollars” or “$” means United States Dollars. If any payment required to be made hereunder is denominated in a currency other than United States Dollars, such payment will be made in United States Dollars and the amount thereof will be computed using SGI's P&L rate for the current month.

(g) Any reference in this Agreement or any Ancillary Agreement to a “member” of a Group means a party to this Agreement or another Person referred to in the definition of A-Mark Group or SGI Group, as applicable.

(h) This Agreement and the Ancillary Agreements are for the sole benefit of the Parties hereto and their respective Group members and, except for the indemnification rights of the SGI Indemnified Parties and the A-Mark Indemnified Parties under this Agreement or as expressly provided in any Ancillary Agreement, do not, and are not intended to, confer any rights or remedies in favor of any Person (including any employee or stockholder of SGI or A-Mark) other than the Parties signing this Agreement and their respective Group members.

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IN WITNESS WHEREOF, each Party has caused this Separation and Distribution Agreement to be executed on its behalf by a duly authorized officer effective as of the date first set forth above.

“SGI”		“A-Mark”

SPECTRUM GROUP INTERNATIONAL, INC., a Delaware corporation		A-MARK PRECIOUS METALS, INC., a Delaware corporation

By:		By:
Name:	Gregory N. Roberts	Name:	David Madge
Title:	Chief Executive Officer	Title:	President

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